Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Houlihan Lokey, Inc.:

We consent to the use of our report dated June 13, 2017, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2017, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Los Angeles, California	/s/ KPMG LLP
October 20, 2017